UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  May 14, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 14, 2015, Silver State Solar Power South, LLC (Borrower), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NEER), entered into a $619 million limited-recourse construction and term loan facility and an approximately $75 million letter of credit facility (collectively, the Project Facilities), and Silver State South Solar, LLC (the parent of the Borrower) entered into cash grant bridge loan facilities aggregating $250 million. NEER is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE). The proceeds from borrowings under the construction and term loan facility (term loans) and the cash grant bridge loan facilities (cash grant loans) will be used to fund a portion of the costs associated with the construction and development of a 250 megawatt utility-scale solar photovoltaic generating facility in Nevada (Silver State South Project), developed and owned by the Borrower, and to reimburse NEER for a portion of its previous capital contributions in connection with the Silver State South Project. The letter of credit facility will be used to secure certain obligations under certain of the Silver State South Project agreements.

On May 14, 2015, $255 million of term loans were borrowed, with the balance of the term loans and the cash grant loans expected to be drawn by mid-2016. Interest on the term loans is payable quarterly and is based on London InterBank Offered Rate (LIBOR) plus a specified margin. The Borrower entered into interest rate swaps to hedge against interest rate movements with respect to a majority of interest payments on the term loans. The first principal payment on the term loans is due in August 2017, and is payable semi-annually thereafter through February 2035. Interest on the cash grant loans is payable at least quarterly and is based on LIBOR plus a specified margin. Principal on the cash grant loans is due at maturity in February 2018.

The Project Facilities are secured by the assets of, and the equity interests in, the Borrower. The financing documents relating to the Project Facilities (financing documents) contain default and related acceleration provisions for, among other things, the failure to make required payments or to observe other covenants in the financing documents (including a requirement that the Silver State South Project must be completed by a certain date), actions by the Borrower or other parties under specified agreements relating to the Silver State South Project, the termination of such specified agreements and certain bankruptcy-related events. In order to borrow under the terms of the Project Facilities, among other things, the Borrower is required to maintain an acceptable guarantee or letter of credit in the amount of the unfunded equity investment required to complete the Silver State South Project. At closing, NextEra Energy Capital Holdings, Inc. (NEECH), a direct wholly-owned subsidiary of NEE, provided a capped guarantee to satisfy such requirement.

In order to borrow under the terms of the cash grant bridge loan facilities, among other things, NEE is required to maintain a ratio of funded debt to total capitalization that does not exceed a stated ratio. The cash grant bridge loan facilities agreements also contain default and related acceleration provisions relating to, among other things, the failure to make required payments or to observe other covenants in the cash grant bridge loan facilities agreements and certain bankruptcy-related events, as well as the failure of NEE to maintain a ratio of funded debt to total capitalization at or below the specified ratio. NEECH has also guaranteed, among other obligations, the repayment of the cash grant loans.

The NEECH guarantee payment obligations discussed above are in turn guaranteed by NEE pursuant to a 1998 guarantee agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  May 20, 2015

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

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